Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement (the “Agreement”) and the Release, which is attached and incorporated by reference as Exhibit A (the “Release”), are made by and between Michael Snabes (the “Employee”), and BioSante Pharmaceuticals, Inc. (the “Employer”) (collectively, the “Parties”).

The Employer and ANIP Acquisition Company d/b/a ANI Pharmaceuticals, Inc. (“ANI”) have entered into a merger agreement pursuant to which ANI may merge with and into BioSante, with BioSante continuing as the surviving company (the “Merger”).  The closing date of the Merger was originally expected to occur on March 15, 2013 but, as of the date of this Agreement the closing date is tentative and if the Merger occurs, which is uncertain at this time, it is expected to occur no later than April 12, 2013.

The Employer originally intended to terminate the Employee’s employment on the closing date of the Merger, at the request of ANI.  Since the closing will not occur on March 15, 2013 and, it is possible, may not occur at all, the Employer is terminating the Employee’s at-will employment with the Employer as of March 15 2013 irrespective of the Merger and not at the request of ANI. The termination of the Employee’s employment is without “cause” (as defined under the BioSante Pharmaceuticals, Inc. Officer Severance Policy (the “Officer Severance Policy”).  Thus, upon the termination of the Employee’s employment on March 15, 2013, the Employee will be entitled to receive the non-change in control severance benefits described in the Officer Severance Policy (subject to the terms of such policy, including the Employee’s execution of this Agreement and the Release).  The Parties also agree that if the closing of the Merger occurs on or before April 12, 2013 the Employee will receive the additional amounts described in this Agreement so that the Employee will receive total severance benefits equal to the change in control severance benefits described in the Officer Severance Policy.  The Parties agree that the Employee is receiving severance benefits pursuant to the Officer Severance Policy and, thus, he is not entitled to benefits under the Change of Control and Severance Agreement, effective July 16, 2008, between the Employer and the Employee and the Employee’s offer letter, dated April 1, 2008.

The Employer and Employee wish to end their employment relationship in an honorable, dignified, and orderly fashion.  Toward that end, the Parties have agreed to separate according to the terms set forth in this Agreement and the Release.

The Employer does not believe that it has any claims against the Employee, nor do the Parties believe that the Employee has any claims against the Employer or any of the Employer’s parent, subsidiaries, affiliates, present or former officers, directors, shareholders, employees, agents or attorneys, successors, predecessors, assigns, or personal representatives (individually a “Released Party” and, collectively, the “Released Parties”).  Nevertheless, the Parties have agreed upon the terms set forth in this Agreement, in full resolution of any actual or potential claims arising out of the Employee’s employment with and separation from the Employer and the Employee enters into this Agreement and the Release intending to waive, settle and release all liability for and recovery from claims the Employee ever had, now has, or might have against the Employer and all other Released Parties as of the date of the Agreement and the Release.

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IN CONSIDERATION OF THE FOREGOING RECITALS AND THE MUTUAL PROMISES CONTAINED IN THIS AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

1.                                      Termination.  The Employee’s employment is terminated effective as of the close of business on March 15, 2013 (the “Termination Date”).  Regardless of whether the Employee signs the attached Release, the Employer will make the following payments to the Employee:

A.                                    all wages for the Employee’s time up to and through the end of business on the Termination Date (payment of wages for the actual Termination Date is made for the entire day), less applicable payroll withholdings, with payment made on the next regular payroll date; and

B.                                    all appropriate business expenses incurred by the Employee through the Termination Date pursuant to the Employer’s expense reimbursement policies and procedures.

2.                                      Time to Consider Offer & Consideration.  The Employee has been given a period of fifty (50) calendar days following the Employee’s receipt of this Agreement and the Release to consider the terms of this Agreement and the Release.  The Employee will not sign the Release until after the Employee’s Termination Date.  If the Employee does not return the signed Agreement and Release within fifty (50) days after the Termination Date (or the Employee later rescinds the Release), the Employee forfeits and is not entitled to the Consideration described in this Agreement or any other severance benefits from the Employer.

In exchange for the Employee’s entry into this Agreement and the attached Release, and if the Employee does not rescind (or attempt to rescind) the Employee’s Release of Claims (as defined in the Release), the Employer will provide the Employee with the following Consideration.

A.                                    Non-CIC Severance Payments.  Pursuant to the terms of the Officer Severance Policy and provided the Employee does not exercise the Employee’s right to rescind the attached Release, the Employer shall provide the Employee with “Non-CIC Severance Payments” in the total gross amount of Two Hundred Eighty-Two Thousand Dollars ($282,000.00).

The aggregate Non-CIC Severance Payments amount will be paid to the Employee in substantially equal installment payments, less payroll deductions and withholdings as reasonably determined by the Employer, over a nine (9) month period in the form of salary continuation in accordance with the Company’s normal payroll practices, commencing as soon as administratively practicable (but no later than Fifteen (15) days) after the latest of the following: (i) the Termination Date, (ii) the date the Employee returns the signed Agreement and Release to the Employer and (iii) the expiration of the Rescission Period set forth in the Release, without any rescission of the Release.

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B.                                    COBRA Reimbursements.  If the Employee timely elects continued coverage under the Employer’s group medical and/or dental plan pursuant to section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Subtitle B of Title I of ERISA (COBRA”), for the “Premium Reimbursement Period” the Employer will reimburse the Employee each month for the difference between the amount the Employee pays for COBRA continuation coverage (for the Employee and the Employee’s covered spouse/dependents) compared to what the Employee paid (or would have paid if the Employee’s level of coverage changes — for example, from family to single coverage - during the Premium Reimbursement Period) for such coverage as of the day immediately preceding the Termination Date (“COBRA Reimbursements”).  For purposes of this section, the “Premium Reimbursement Period” is the period that begins on the Termination Date and ends on the earliest of: (i) the last day of the nine (9) month period that begins on the first day of the month coincident with or first following the Termination Date, (ii) the date on which the Employee’s eligibility for COBRA continuation coverage ends or (iii) the date on which the Employee becomes covered by another group medical plan or group dental plan, as the case may be, sponsored by the Employee’s subsequent employer that does not contain any exclusion or limitation with respect to any pre-existing condition of the Employee’s or the Employee’s spouse/dependents.  The Employer will make such COBRA Reimbursement payments no later than thirty (30) days after the date the Employee submits the reimbursement request to the Employer; provided, the Employee must submit requests (if at all) so that payment is made no later than March 15th of the calendar year following the calendar year during which the Employee incurs the COBRA expense.

C.                                    Outplacement Services.  The Employer will provide the Employee with reasonable outplacement services for up to one (1) year following the Termination Date (or, if earlier, until the date the Employee becomes employed by a subsequent employer) at a qualified agency selected by the Employee, up to a maximum of Fifteen Thousand Dollars ($15,000).

D.                                    Additional CIC Severance Benefits.  If, and only if, the Merger closes on or before April 12, 2013, the Employee’s severance benefits described in paragraphs A and B of this Section 2 will change as set forth in this paragraph D.

i.                                          CIC Severance Payment.  In lieu of continuing to make salary continuation Non-CIC Severance Payments to the Employee pursuant to paragraph A, the Employer will make a single CIC Severance Payment (defined below) to the Employee.  Pursuant to the terms of the Officer Severance Policy and provided the Employee does not exercise the Employee’s right to rescind the attached Release, the Employer shall provide the Employee with a total gross amount of Five Hundred Twenty-Six Thousand Four Hundred Dollars ($526,400.00), less the total gross amount of all salary continuation Non-CIC Severance Payments the Employee has already received (the “CIC Severance Payment”).  The CIC Severance Payment amount will be paid to the

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Employee in a single lump sum payment, less payroll deductions and withholdings as reasonably determined by the Employer, as soon as administratively practicable (but no later than fifteen (15) days) after the latest of the following: (i) the closing date of the Merger, (ii) the Termination Date, (iii) the date the Employee returns the signed Agreement and Release to the Employer and (iv) the expiration of the Rescission Period set forth in the Release, without any rescission of the Release.

ii.                                       COBRA Reimbursements.  The “nine (9) month period” referenced in the definition of the “Premium Reimbursement Period” in paragraph B is changed to a “twelve (12) month period.”

E.                                     Employee Benefit Plans.  The Employee’s coverage under any Employer employee benefit plan is subject to the terms of such employee benefit plan and law.  Other than the Severance Payments, COBRA Reimbursements and Outplacement Service described above that are offered to the Employee under the Officer Severance Policy, the Employee acknowledges that the Employee is not entitled to benefits under any other Employer or Released Party severance plan in connection with the Employee’s termination of employment (including, but not limited to, the Change of Control and Severance Agreement (effective July 16, 2008) and the offer letter (dated April 1, 2008) between the Employer and the Employee) in connection with the Employee’s termination of employment.

F.                                      Code §409A.  The Employee and Employer intend that the benefits provided under this Agreement will comply, in form and operation, with an exception to or exclusion from the requirements of Code §409A and this Agreement will be construed and administered in a manner that is consistent with and gives effect to such intention.  Any payment made under this Section 2 is intended to be exempt from the requirements of Code §409A because it is a short-term deferral under Treas. Reg. Sec. 1.409A-1(b)(4) or a payment under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9).

3.                                      Compliance with Prior Agreements and Confidentiality.  The Employee remains bound by the terms of the Employee Confidentiality and Assignment of Inventions Agreement and any other prior agreement which the Employee previously entered into with the Employer including, without limitation, any inventions assignment, confidentiality, non-disclosure, non-compete, non-solicitation, anti-raiding, non-disparagement and proprietary information terms in any agreement signed prior to this Agreement or any other Employer policy.  In addition, the Employee agrees not to divulge or use any trade secrets, confidential information, or other proprietary information of the Employer which the Employee obtained or to which the Employee had access during the Employee’s employment with the Employer.  For purposes of this latter obligation, “Confidential Information” means information that is not generally known and that is proprietary to the Employer or that the Employer is obligated to treat as proprietary.  It includes, but is not limited to, information or data of the Employer concerning its business, financial statements, sales and marketing plans, customer contact

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information and data, products, proposed products, plans, ideas, drawings, designs, concepts, inventions, discoveries, improvements, patent applications, know-how, trade secrets, prototypes, processes, techniques and other proprietary information.  It does not include information that: (i) is already lawfully in the possession of the Employee through independent means at the time of disclosure thereof; (ii) is or later becomes part of the public domain through no fault of the Employee; (iii) is lawfully received by the Employee from a third party having no obligations of confidentiality to the Employer; or (iv) is required to be disclosed by order of a governmental agency or by a court of competent jurisdiction.  Any information that the Employee knows or should reasonably know is Confidential Information, or that the Employer treats as Confidential Information, will be presumed to be Confidential Information.

It is the intent of the Parties that this Agreement be treated as Confidential Information as defined in the preceding paragraph.  The Employee warrants that the Employee has not disclosed and agrees that the Employee will not in the future disclose the terms of the Agreement, or the terms of Consideration to be paid by the Employer to the Employee as part of this Agreement, to any person other than the Employee’s attorney, spouse, tax advisor, or representatives of the EEOC, or comparable state agency, who shall be bound by the same prohibitions against disclosure as bind the Employee, and the Employee shall be responsible for advising these individuals of this confidentiality provision and obtaining their commitment to maintain such confidentiality.  The Employee shall not provide or allow to be provided to any person this Agreement, or any copies thereof, nor shall the Employee now or in the future disclose in any way any information concerning any purported claims, charges, causes of action or this settlement to any person, with the sole exception of communications with the Employee’s spouse, attorney and tax advisor, unless otherwise ordered to do so by a court or agency of competent jurisdiction.

4.                                      Release and Disclosure of Claims.  In exchange for the Consideration stated in this Agreement, the Employee will voluntarily sign the Release on or after the Employee’s Termination Date.  The Employee understands that the Employee is not entitled to any payment under the Officer Severance Policy or the Consideration described in Section 2 of this Agreement, unless the Employee signs, and does not rescind or revoke, the attached Release.  The Employee acknowledges and agrees that the Consideration provided under this Agreement is sufficient to support the Employee’s execution and compliance with all the terms of this Agreement and the Release and the Employee shall have no basis at any time to dispute the adequacy of the Consideration provided under this Agreement.

The Consideration the Employee will receive under this Agreement, for settling and releasing Claims, is contingent upon the Employee’s agreement to be bound by the terms of the Release.  Accordingly, if the Employee rescinds or revokes the Release, the Employee is not entitled to any payment under the Officer Severance Policy or the Consideration described in this Agreement.  The Employee further understands that if the Employee attempts to rescind or revoke the Release or release of any claim, the Employee must immediately return to the Employer any Consideration the Employee has received under this Agreement.

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5.                                      Knowing Release of Claims.  The attached Release is subject to the terms of the Older Workers Benefit Protection Act of 1990 (“OWBPA”).  The OWBPA provides that a covered individual cannot waive a right or claim under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, unless the waiver is knowing and voluntary.  This requires that the Employee be advised to consult with an attorney prior to signing this Agreement and the Release.  In this Agreement, Release and any accompanying attachments, to the extent applicable to the Employee, the Employee has been advised of OWBPA requirements for a knowing release, and acknowledges and agrees the attached Release has been signed voluntarily, and with full knowledge of its consequences.

6.                                      Non-Disparagement.  The Employee agrees that, unless it is in the context of an EEOC or other civil rights enforcement agency investigation or proceeding, the Employee will make no critical, disparaging or defamatory comments regarding the Employer or other Released Party in any respect or make any comments concerning the conduct or events which precipitated the Employee’s separation.  Furthermore, the Employee agrees not to assist or encourage in any way any individual or group of individuals to bring or pursue a lawsuit, charge, complaint, or grievance, or make any other demands against the Employer or other Released Party.  This provision does not prohibit the Employee from participating in an EEOC or other civil rights enforcement agency charge, investigation or proceeding.

7.                                      Damages for Violation of Duty of Confidentiality and/or Non-Disparagement.  Any violation by the Employee of the confidentiality and/or non-disparagement provisions of this Agreement shall entitle the Employer to bring a legal action for appropriate equitable relief as well as damages, including reasonable attorneys’ fees.  If the Employee violates the Employee’s duty of confidentiality and/or non-disparagement as provided in this Agreement, the Employee shall be obligated to return to the Employer the Consideration the Employee has received under this Agreement.

8.                                      Non-Admissions.  The Parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement and the Release shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

9.                                      Invalidity.  In case any one or more of the provisions of this Agreement and/or the Release shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and the Release will not in any way be affected or impaired thereby.

10.                               Return of Property/Commitment to Cooperate in Transition.  The Employee agrees to, on or before the Termination Date, return all Employer property in the Employee’s possession or control, including any computers, fax machines, cell phones, access cards, keys, reports, manuals, records, product samples, correspondence and/or other documents or materials related to the Employer’s business that the Employee has compiled, generated or received while working for the Employer, including all copies, samples, computer data or records of such material, on or before the date of separation.  Furthermore, the Employee agrees the Employee will, prior to the Employee’s last day of active employment, deliver all passwords in use at the time of the separation, a list of any

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documents that Employee created or is otherwise aware that are password-protected, and the password(s) necessary to access such password-protected documents.  The Employee also agrees to cooperate with the Employer and to use the Employee’s best efforts to ensure that both the Employer’s interests and those of the Employee are mutually protected, and to be available, on a reasonable basis, to answer questions that may arise to achieve a smooth transition.  The Employee agrees to professionally handle any telephone calls the Employee receives from the Employer or its contractors or agents on the Employee’s personal cell phone, notifying the caller that the Employee is no longer an employee of the Employer and recommending the caller contact the Employer directly; the Employee also agrees to promptly notify the Employer of the receipt of any such calls and the substance of the discussion.  The Employer’s obligations under this Agreement are contingent upon the Employee returning all Employer property and cooperating with the Employer as set forth above.

11.                               Governing Law.  This Agreement and the Release shall be construed and interpreted in accordance with applicable federal laws and the laws of the State of Illinois.

12.                               Legal Counsel and Fees.  The Parties to this Agreement agree to bear their own costs and attorneys’ fees, if any.  The Employee acknowledges that the Employer, by this Agreement, has advised the Employee to consult with an attorney of the Employee’s choice prior to executing this Agreement and the Release.  The Employee acknowledges that the Employee has had the opportunity to consult with legal counsel and that the Employee understands the Employee will be legally bound by this Agreement and Release.

13.                               Waiver of Rights to Recovery.  By entering into this Agreement and the attached Release, the Employee waives any right the Employee may have to any form of recovery or compensation from any legal, administrative or other charge, claim, complaint, or action which has been, is or may be filed by the Employee or on the Employee’s behalf based on the Employee’s employment with, or separation of employment from, the Employer.

14.                               No Assignment.  The Employee warrants and represents that the Employee has not assigned or transferred any claim or interest that is the subject of this Agreement to any person or entity.

15.                               Beneficiaries, Successors and Assigns.  The Parties agree that any Employer (or other Released Party) successor or assignee is a beneficiary of this Agreement and may rely on and enforce this Agreement to secure or defend its rights hereunder.  The Employer agrees that its promises in this Agreement shall be binding on any successor or assignee of the Employer’s business or operations.

16.                               Withholding For Amounts Owed to Employer.  Execution of this Agreement shall constitute the Employee’s authorization for the Employer to make deductions from the Employee’s wage payments and/or Severance Payments, for the Employee’s indebtedness to the Employer, or to repay the Employer for unearned (or unaccrued) vacation already taken, Employee purchases, wage or benefit overpayment, or other Employer claim against the Employee.

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17.                               Entire Agreement.  Except for any continuing obligations under Section 3 or 6 or any employment, confidentiality, or competition agreement or related Employer policy, this is the entire Agreement between the Employer and the Employee relating to the Employee’s employment and termination from employment and, except as provided in Section 3 of this Agreement, supersedes any prior oral or written understanding between the Parties.  The Employee understands that this Agreement and the Release cannot be changed unless it is done in writing and signed by both the Employer and the Employee.

18.                               Employee Acknowledgments.  The Employee acknowledges that the Employee has read this entire Agreement and understands all of its terms, been advised to consult with an attorney and has had a sufficient opportunity to review this Agreement and the Release with the Employee’s attorney, and the Employee is voluntarily and knowingly entering into this Agreement and the Release with full knowledge and understanding of the Employee’s legal rights and obligations.  The Employee further agrees that no promise or inducement has been offered except as set forth in this Agreement and the Release, and the Employee is signing this Agreement and the Release without reliance upon any statement or representation by the Employer (or other Released Party) or any representative or agent of the Employer (or other Released Party).

The Employee warrants that the Employee has full legal authority to release any and all claims as specified in this Agreement and the Release and to perform all other obligations as specified herein.  The Employee understands that this Agreement will have a final and binding effect and that by executing this Agreement, the Employee may be giving up legal rights.

BioSante Pharmaceuticals, Inc.
Employer

Dated: March 15, 2013	By:	/s/ Stephen M. Simes
	Its:	President & CEO

Employee

Dated: March 15, 2013	/s/ Michael C. Snabes, M.D., Ph.D.
Michael Snabes

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EXHIBIT A

RELEASE

1.                                     Definitions.  I intend all words used in this Release to have their plain meanings in ordinary English.  Technical legal words are not needed to describe what I mean.  Specific terms I use in this Release have the following meanings:

A.                                    “I,” “me,” and “my” include me, Michael Snabes, and anyone who has or obtains any legal rights or claims through me, including my heirs and estate.

B.                                    “Employer,” as used in this Release, shall at all times mean BioSante Pharmaceuticals, Inc. and “Released Party” or “Released Parties”, individual and collectively, means the Employer and the Employer’s parent, subsidiaries, affiliates, present or former officers, directors, shareholders, employees, agents or attorneys, successors, predecessors, assigns, or personal representatives.

C.                                    “My Claims” mean actions or causes of action, suits, claims, charges, complaints, contracts (whether oral or written, express or implied from any source), and promises, whatsoever, in law or equity, that I ever had, may now have or hereafter can, shall or may have against the Employer or other Released Party as of the date of the execution of this Release, including all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claim or damages to me for, upon, or by reason of any matter, cause or thing whatsoever, that are in any way related to my employment with or separation (termination of employment) from the Employer.

By signing this Release, I am agreeing to release any actual and potential claim I have or may potentially have, either as an individual or standing in the shoes of the government, under any federal, state or local law, administrative regulation or legal principle (except as provided in Paragraph 4 of this Release).  The following listing of laws and types of claims is not meant to, and shall not be interpreted to, exclude any particular law or type of claim, law, regulation or legal principle not listed.  I understand I am releasing all my Claims, including, but not limited to, claims for invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; and any claim under the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 626, as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act Amendments Act (“ADAAA”), 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. §§ 1001, et seq., Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the False Claims Act, 31 U.S.C. § 3729 et seq., the Illinois Human Rights Act §775 ILCS 5, any other state human rights or fair employment practices act, and any other federal, state, or local statute, law, rule, regulation, ordinance or order.  This includes, but is not limited to, claims for violation of any

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civil rights laws based on protected class status; claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, unjust enrichment, violation of public policy, and all other claims for unlawful employment practices, and all other common law or statutory claims.  To the maximum extent permitted by law, I agree that I will not seek and waive any right to accept any relief or award from any charge or action against the Employer before any federal, state, or local administrative agency or federal state or local court whether filed by me or on my behalf with respect to any claim or right covered by this Release.

2.                                      Agreement to Release My Claims.  Except as stated in Paragraph 4, I agree to give up all My Claims, waive any rights thereunder, and forever discharge the Employer and all Released Parties of and from any and all liability to me for actions or causes of action, suits, or Claims.  To the maximum extent permitted by law, I agree that I will not seek and I waive any right to accept any relief or award from any charge or action against the Employer or other Released Party before any federal, state, or local administrative agency or federal state or local court whether filed by me or on my behalf with respect to any claim or right covered by this Release.  I also agree to withdraw any and all of my charges and lawsuits against Employer or other Released Party, except that I may, but am not required to, withdraw or dismiss, or attempt to withdraw or dismiss, any charges that I may have pending against the Employer or other Released Party with the EEOC or other civil rights enforcement agency.

In exchange for my agreement to release my Claims, I am receiving satisfactory Consideration (compensation) from the Employer to which I am not otherwise entitled by law, contract, or under any Employer policy.  The consideration I am receiving is a full and fair payment for the release of all my Claims.  The Employer and the Released Parties do not owe me anything in addition to what I will be receiving.

3.                                      Older Workers Benefit Protection Act.  The Older Workers Benefit Protection Act (“OWBPA”) applies to individuals age 40 and older and sets forth certain criteria for such individuals to waive their rights under the Age Discrimination in Employment Act (“ADEA”) in connection with an exit incentive program or other employment termination program.  I understand and have been advised that this Release of My Claims is subject to the terms of the OWBPA.  The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary.  I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences.  I understand that the Employer is giving me at least forty-five (45) days from the date I received a copy of this Release to decide whether I want to sign it.  I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release.  If I sign this Release before the end of the forty-five (45) day period it will be my personal, voluntary decision to do so, and will be done with full knowledge of my legal rights.  I agree that material

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and/or immaterial changes to the Separation Agreement or this Release will not restart the running of this consideration period.

I also acknowledge the following:

A.                                    I have received and reviewed a separate document entitled, “BioSante Pharmaceuticals, Inc. Officer Severance Policy,” (the “Officer Severance Policy”) and it clearly explains any class, unit, or group of individuals covered by the Officer Severance Policy, any eligibility factors for the plan, and any time limits which apply to the plan;

B.                              The Officer Severance Policy has been written in a way that I understand and I do understand it;

C.                              I have received, reviewed and understand the attached documents entitled, “BioSante Reduction in Force and Attachment A,” which clearly explain the job classification and ages of all individuals eligible or selected for termination of employment pursuant to Employer’s reduction in force and the ages of all individuals in the same job classification or organizational unit who are not selected for termination of employment.  By my signature below, I acknowledge and agree that these documents comply with the OWBPA disclosure requirements by clearly describing the class, unit, or group of individuals from which I was selected for termination (the “decisional unit”), and the job classification and ages of all individuals eligible or selected and the ages of all individuals in the same job classification or organizational unit who were not selected for termination of employment.

4.                                      Exclusions from Release.  My Claims do not include my rights, if any, to claim the following:  Unemployment Insurance or workers compensation benefits; claims for my vested post-termination benefits under any 401(k) or similar tax-qualified retirement benefit plan; my COBRA rights; and my rights to enforce the terms of this Release.

A.                                    Nothing in this Release interferes with my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or other local civil rights enforcement agency, or participate in any manner in an EEOC investigation or proceeding under Title VII, the ADA, the ADEA, or the EPA.  I, however, understand that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC or other civil rights enforcement agency, me or any other party.

B.                                    Nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA, if I have rights under such laws.

C.                                    I agree that the Employer and the Released Parties reserve any and all defenses, which any of them has or might have against any claims brought by me.  This includes, but is not limited to, the Employer’s or other Released Party’s right to

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seek available costs and attorneys’ fees, and to have any monetary award granted to me, if any, reduced by the amount of money that I received in consideration for this Release.

5.                                      Effective Date; Right to Rescind or Revoke.  I understand that insofar as this Release relates to my rights under the Age Discrimination in Employment Act (“ADEA”), it shall not become effective or enforceable until seven (7) days after I sign it.  I also have the right to rescind (or revoke) this Release insofar as it extends to potential claims under the ADEA by written notice to Employer within seven (7) calendar days following my signing this Release (the “Rescission Period”).  Any such rescission (or revocation) must be in writing and hand-delivered to Employer or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

A.                                    post-marked within the seven (7) day Rescission Period;

B.                                    properly addressed to

Sherri Bitter

Manager, Human Resources

ANI Pharmaceuticals

P.O. Box 370

210 Main Street West

Baudette, MN 56623; and

C.                                    sent by certified mail, return receipt requested.

6.                                      I Understand the Terms of this Release.  I have had the opportunity to read this Release carefully and understand all its terms.  I have had the opportunity to review this Release with my own attorney.  In agreeing to sign this Release, I have not relied on any statements or explanations made by the Employer or its attorneys.  I understand and agree that this Release and the attached Agreement contain all the agreements between the Employer (and any other Released Party) and me.  We have no other written or oral agreements.  I understand this Release is a very important legal document and I agree to be bound by the terms of this Release.

Dated: March 15, 2013	/s/ Michael C. Snabes, M.D., Ph.D.
Michael Snabes

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